Exhibit 99.1

                 FIRST INVESTORS REPORTS FIRST QUARTER EARNINGS

    HOUSTON, Sept. 8 /PRNewswire-FirstCall/ -- First Investors Financial Services (NASDAQ/OTC: FIFS) has reported net income of $924,864 or $0.21 per share for the three months ended July 31, 2005 as compared to $86,953 or $0.02 per share for the three months ended July 31, 2004. The increase in net income is primarily attributable to an increase in interest income associated with growth in the portfolio of receivables held for investment, and lower provision for credit losses associated with the improvements in delinquency and net charge-off rates.

    As of July 31, 2005, First Investors' portfolio of receivables held for investment, net was $299 million compared to $249 million at April 30, 2005. For the three months ended July 31, 2005, the Company reported $80 million in new loan originations compared to $28 million for the three months ended July 31, 2004. New loan origination volume for the three months ended July 31, 2005, increased 70% as compared to new loan originations during the three months ended April 30, 2005. As a result of this increase in origination volume, the average outstanding for the portfolio of receivables held for investment increased 30% over the prior year period.

    Net interest income for the three months ended July 31, 2005, increased 7% compared to the three months ended July 31, 2004. The increase was primarily due to the increase in the average portfolio of receivables held for investment which was offset by a 70 basis point decline in effective yields and a 100 basis point increase in the Company's cost of funds. Net interest spread decreased from 10.0% for the three months ended July 31, 2004, to 8.3% for the three months ended July 31, 2005, as a result of the declining effective yields, which is attributed to an increase in percentage of receivables generated directly with consumers which typically carry a lower yield, and an increase in the Company's cost of funds. The increase in cost of funds is primarily related to an increase in market rates due to the current economic climate and market rate increases adopted by the Federal Reserve System.

    Total operating expenses as a percentage of managed receivables increased slightly from 3.7% for the three months ended July 31, 2004 to 3.8% for the three months ended July 31, 2005, due to higher loan origination costs associated with the increasing origination volume. The dollar delinquency rate declined from 2.7% to 0.6%, and the annualized charge-off rate decreased from 4.7% to 2.5% for the three months ended July 31, 2004 as compared to the three months ended July 31, 2005, reflecting the improving economic environment, the positive impact of management's decision to restrict underwriting policies in 2001 prior to the recession, and an increasing mix of direct loans which typically experience lower delinquency and loss rates.

    Tommy A. Moore, Jr., President and CEO, stated that, "We are very pleased with the results for the first quarter and expect continued growth in interest income and lower provision expense for the remainder of the year. We are experiencing solid origination growth in both our direct and indirect channels. Our credit quality indicators, namely the 30+ day delinquency rate and the annualized net charge-off rate are lower than we have experienced in our 17-year history, and are currently at levels that exceed our expectations. This is being driven by quality asset growth as well as a strong collection effort. Our business model is hitting on all cylinders as we continue to focus on generating quality receivables growth, delivering outstanding credit performance and achieving continued growth in profitability."

    First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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                 First Investors Financial Services Group, Inc.
        Condensed Consolidated Statements of Operations and Selected Data
                                   (Unaudited)
                   Dollars in thousands, except per share data

                                                             For the
                                                       Three Months Ended
                                                             July 31
                                                 ------------------------------
                                                     2005             2004
                                                 -------------    -------------
Interest Income                                  $       8,498    $       6,952
Interest Expense                                         2,960            1,777
Net Interest Income                                      5,538            5,175
Provision for Credit Losses                              1,652            2,442
Income after Provision for Credit Losses                 3,886            2,733
Servicing Revenue                                          578              970
Other finance charges and fees                             508              399
Insurance products                                         291              142
Income from investment                                     126              194
Other interest income                                      250               74
Other income                                               144              110
Unrealized Loss on Interest Rate
 Derivative Positions                                       (3)             (68)
Total other income                                       1,894            1,821
Total Costs and Expenses                                 4,324            4,417
Income before Provision for Income Taxes
 and Minority Interest                                   1,456              137
Provision for Income Taxes                                 531               50
Minority Interest                                          ---              ---
Net Income                                       $         925    $          87

Basic and Diluted
    Net Income Per Common Share                  $        0.21    $        0.02

Other Operating Data

Average Principal Balance of Receivables
 Held for Investment                             $     268,242    $     206,950
Average Managed Receivables                            449,239          478,580
Originations Volume                                     79,964           28,016
Effective Yield on Receivables Held
 for Investment                                           12.7%            13.4%
Average Cost of Debt                                       4.4%             3.4%
Weighted Average Number of Shares
 Outstanding (in thousands)                              4,412            5,000

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                                                    July 31,        April 30,
                                                     2005             2005
                                                 -------------    -------------
Financial Position

Cash and Short-Term Investments                  $      21,731    $      21,511
Receivables Held for Investment, Net                   298,989          248,977
Receivables Acquired for Investment, Net                   542              641
Assets Held for Sale                                       680              943
Total Assets                                           334,730          283,510
Total Debt                                             304,446          254,613
Total Other Liabilities                                  3,867            3,405
Total Liabilities                                      308,313          258,018
Total Shareholders' Equity                              26,417           25,492
Shareholders' Equity per Common Share                     5.99             5.78

                                                   As of or         As of or
                                                 For the Three    For the Three
                                                 Months Ended     Months Ended
                                                   July 31,         July 31,
                                                     2005             2004
                                                 -------------    -------------
Credit Quality Data

Receivables Held for Investment:
    30 + days past due
       Number of Loans                                     1.1%             3.7%
       $ Amount                                            0.6%             2.7%
    Net Charge-offs as a % of
     average receivables                                   2.5%             4.7%
    Net Charge-offs for the period ending        $       1,707    $       2,439